Exhibit 6
FIRST AMENDMENT
TO THE LETTER AGREEMENT
          FIRST AMENDMENT dated as of October 27, 2006 (the “Amendment”), by and among Owens Corning (Reorganized) Inc., a Delaware corporation (“New Owens Corning”), Owens Corning, a Delaware corporation (as debtor-in-possession, and as a reorganized debtor, “OCD”), and Deutsche Bank AG, London Branch (“Deutsche”). Each capitalized term used but not defined in this Amendment shall have the meaning given to it in the Confirmation (as defined below).
RECITALS
     WHEREAS, OCD and Deutsche have heretofore executed and delivered a Letter Agreement, dated as of July 7, 2006 (the “Confirmation”), between OCD and Deutsche, pursuant to which Deutsche and OCD agreed to certain share option transactions as described therein, subject to the terms, conditions and limitations set forth in the Confirmation;
     WHEREAS, on July 10, 2006, OCD and certain of its subsidiaries filed a proposed Sixth Amended Joint Plan of Reorganization (as Modified) with the United States Bankruptcy Court for the District of Delaware;
     WHEREAS, as contemplated by the Plan of Reorganization, OCD intends to effect a restructuring plan which would organize OCD and its subsidiaries along OCD’s major business lines in connection with which New Owens Corning was created to serve as the parent corporation and holding company for OCD and its subsidiaries;
     WHEREAS, pursuant to Section 7(h) of the Confirmation, the parties to the Confirmation agreed to make appropriate modifications to the Confirmation to reflect that the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the FCR and C&D.
AGREEMENTS
          NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein and in the Confirmation, and other good and valuable consideration, the parties hereto hereby agree as follows:
ARTICLE I
AMENDMENTS
          1.1 Amendment to Introductory Paragraphs .
               1.1.1 The first paragraph of the Confirmation is hereby amended by replacing the first and second sentences of the first paragraph of the Confirmation with the following:
     The purpose of this letter agreement (as amended, this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation to be renamed Owens Corning Sales, Inc. on the Effective Date (as defined in the Plan of Reorganization) (as a debtor-in-possession and a reorganized debtor, as applicable (“OCD”)), subject to the approval of the Bankruptcy Court (as defined below), and Deutsche Bank AG acting through its London branch (“Deutsche”) on the Trade Date specified below (the “Transaction”); pursuant to the First Amendment to the Letter Agreement, dated as of October 27, 2006, among New Owens Corning (as defined below), OCD and Deutsche, New Owens Corning became a party to this Confirmation. Deutsche, OCD and New Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), OCD’s and New Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by OCD or New Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, OCD and New Owens Corning

shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entities liable or responsible for breaches thereof.
               1.1.2 The following paragraph shall be added as the new second paragraph of the Confirmation:
     Each reference in this Confirmation or the Agreement to “Owens Corning” shall mean (i) prior to the Effective Date, OCD and (ii) on and after the Effective Date, Owens Corning (Reorganized) Inc., a Delaware corporation to be renamed Owens Corning on the Effective Date (“New Owens Corning”), except that the first three references in the last sentence of the introductory paragraph of the Confirmation shall at all times refer to OCD.
               1.1.3 The second paragraph of paragraph 7(f) of the Confirmation is hereby amended and restated by replacing it in its entirety with the following:
          Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by OCD or New Owens Corning or the failure of OCD or New Owens Corning to make any delivery required hereby shall not give rise to a right of Deutsche to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.
               1.1.4 Paragraph 7(k) is hereby amended by replacing the reference therein to “clause (i)” with “clause (h)”.
               1.1.5 The signature block of the Asbestos Personal Injury Trust is hereby amended by adding the following text immediately above it:
          Confirmed as of the Assignment Effective Date.
ARTICLE II
ADDITIONAL TERMS
          2.1 Delivery of Documents . New Owens Corning and OCD shall, on or prior to the Effective Date (as defined in the Plan of Reorganization), deliver to Deutsche an opinion or opinions of counsel to the effect of the matters set forth in Exhibit A to the Confirmation with respect to this Amendment and each of New Owens Corning and OCD, provided that such opinions may be subject to customary exceptions reasonably acceptable to Deutsche.
          2.2 Representations and Warranties . New Owens Corning and OCD hereby represent and warrant to Deutsche as of the date hereof each of the Representations contained in the Agreement with respect to this Amendment and the Confirmation, as amended by this Amendment.
ARTICLE III
MISCELLANEOUS
     3.1 Effect of Amendment .. Upon the execution and delivery of this Amendment by the parties hereto and subject to the prior written consent (such consent not to be unreasonably withheld) of the FCR and C&D evidenced by their signatures below, the Amendment shall be effective; provided, that the amendments to the Confirmation set forth in Article I of this Amendment shall not become operative until the Operative Time (as defined below). At the Operative Time, the Confirmation shall be amended in accordance herewith, and this Amendment shall form a part of the Confirmation for all purposes and New Owens Corning shall become a party to the Confirmation as of the Operative Time as if originally named therein as a party thereto, except that, in the case

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of conflict, this Amendment shall control. The Confirmation, as modified and amended by this Amendment, is hereby ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect in accordance with its terms. In no event shall this Amendment affect any rights or obligations of the parties to the Confirmation arising prior to the Operative Time. The “Operative Time” shall occur simultaneously with OCD’s emergence from proceedings under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq. on the Effective Date (as defined in the Plan of Reorganization).
          3.2 Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH PARTY TO THIS AMENDMENT IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE DISTRICT COURTS OF THE UNITED STATES SITTING IN THE STATE OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.
          3.3 Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
          3.4 Consent Required for Amendments Prior to Assignment Effective Date . This Amendment shall be subject to the provisions of Section 7(k) of the Confirmation as if fully set forth herein.
          3.5 Third Party Beneficiaries . This Amendment shall be subject to the provisions of Section 7(l) of the Confirmation as if fully set forth herein.
          3.6 Headings . The headings in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.
[Signature Page Follows]

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     IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the date first written above.

OWENS CORNING
By:	/s/Stephen K. Krull
	Name:	Stephen K. Krull
	Title:	Sr. Vice President, General Counsel & Secretary

OWENS CORNING (REORGANIZED) INC.
By:	/s/Stephen K. Krull
	Name:	Stephen K. Krull
	Title:	Sr. Vice President, General Counsel & Secretary

DEUTSCHE BANK AG, LONDON BRANCH
By:	/s/Vivian Jackson
	Name:	Vivian Jackson
	Title:	Vice President

By:	/s/Tracy Johnson
	Name:	Tracy Johnson
	Title:	Assistant Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, acting solely as Agent in connection with the Transaction
By:	/s/Lee Frankenfeld
	Name:	Lee Frankenfeld
	Title:	Director

By:	/s/David V. Dirvin
	Name:	David V. Dirvin
	Title:	Managing Director

     IN WITNESS WHEREOF, each of FCR and C&D consent to this Amendment as of the date first written above.

FUTURE CLAIMANTS’ REPRESENTATIVE
By:	/s/James J. McMonagle
	Name:	James J. McMonagle
	Title:	FCR

CAPLIN & DRYSDALE, CHARTERED
By:	/s/Elihu Inselbuch
	Name:	Elihu Inselbuch
	Title:	Member

Deutsche Bank AG London
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826
Internal Reference: [TBA]
Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attn: Michael Thaman
           Stephen Krull
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction (the “Transaction”) entered into between you, Owens Corning, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable (“Owens Corning”)), subject to the approval of the Bankruptcy Court (as defined below), and Deutsche Bank AG acting through its London branch (“Deutsche”) on the Trade Date specified below (the “Transaction”). Deutsche and Owens Corning agree that upon the date on which the Document Delivery Condition (as defined below) is fulfilled (the “Assignment Effective Date”), Owens Corning’s rights and obligations hereunder shall be automatically assigned to and assumed by the Trust (as defined below); provided, that the Trust shall not make, assume or be obligated or liable for any of the representations, warranties, agreements or covenants of or by Owens Corning herein, in the Agreement or the Equity Definitions, and, following the Assignment Effective Date, Owens Corning shall remain bound hereby, by the Agreement and by the Equity Definitions to comply with and fulfill and make all such representations, warranties, agreements and covenants and be the only entity liable or responsible for breaches thereof. Each reference in this Confirmation or the Agreement to “Counterparty” shall mean, (i) prior to the Assignment Effective Date, Owens Corning and (ii) on and after the Assignment Effective Date, the Asbestos Personal Injury Trust (as defined in the Plan of Reorganization) (the “Trust”). As used herein, “Existing Plan” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession, in the form filed on June 5, 2006 in the bankruptcy case of In re Owens Corning, et al, Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and “Plan of Reorganization” shall mean the Existing Plan with only those revisions, modifications and amendments to the Existing Plan that Owens Corning and the Plan Proponents (as defined in the Plan of Reorganization) deem necessary or appropriate and that shall not (i) alter the capitalization of Owens Corning contemplated by the Existing Plan, (ii) materially adversely affect the obligations or rights of Deutsche hereunder or (iii) cause any representation or warranty of Counterparty contained herein to be incorrect.
     This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes all or any prior written or oral agreements in relation to the Transaction.

Chairman of the Supervisory Board: Rolf-E Breuer Board of Managing Directors: Clemens Borsig, Hermann-Josef Lamberti, Josef Ackermann, Tessen von Heydebrec	Deutsche Bank AG is regulated by the FSA for the conduct of designated investment business in the UK, is a member of the London Stock Exchange and is a limited liability company incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration No. in England and Wales BR000005, Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.
     In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents which follow such document in such list: this Confirmation, the Equity Definitions and the Agreement.
1.	This Confirmation evidences a complete binding agreement between Counterparty (subject to the approval of the Bankruptcy Court) and Deutsche as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Deutsche and Counterparty had executed an agreement on the date hereof (such agreement, the “Agreement”) in such form but without any Schedule thereto, except for (i) the election of (a) US Dollars as the Termination Currency, (b) the laws of the State of New York (without reference to choice of law doctrine) as the Governing Law and (c) “Second Method” and “Loss” for purposes of Section 6(e) of the Agreement and (ii) the other modifications described below.
2.	This Transaction is comprised of two Share Option Transactions, the Put and the Call. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms relating solely to the Put:

Option Type:	Put

Seller:	Deutsche

Buyer:	Counterparty

Number of Options:	9,670,782; provided that such Number of Options shall be reduced by the number of any Options exercised under the Call as of the time(s) of such exercise(s) under the Call.

Strike Price:	USD 25.00

General Terms relating solely to the Call:

Option Type:	Call

Seller:	Counterparty

Buyer:	Deutsche

Number of Options:	9,670,782; provided that such Number of Options shall be reduced by the number of any Options exercised under the Put as of the time(s) of such exercise(s) under the Put.

Strike Price:	USD 37.50

General Terms relating to each of the Put and the Call:

Trade Date:	July 7, 2006

Option Style:	American

Shares:	The common shares of Owens Corning to be issued on the Effective Date (as defined in the Plan of Reorganization).

Issuer:	Owens Corning

Option Entitlement:	One Share per Option

Premium:	Not Applicable

Premium Payment Date:	Not Applicable

Exchange:	The exchange or quotation system on which the Shares are publicly quoted, traded or listed on the Effective Date.

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Commencement Date:	The Scheduled Trading Day immediately following the date, if any, on which all the Conditions Precedent (as defined below) are fulfilled; provided that the Commencement Date shall not occur prior to January 1, 2007 or later than the Scheduled Trading Day following the Outside Commencement Date.

Outside Commencement Date:	January 8, 2007; provided that if the FAIR Act (as defined in the Plan of Reorganization) has been enacted into law on or prior to the Trigger Date (as defined in Section 3(ii) hereof), but has been challenged in a court of competent jurisdiction on or prior to March 31, 2007, the Outside Commencement Date shall be March 27, 2010.

Expiration Time:	At the Scheduled Closing Time on the relevant Exercise Date

Expiration Date:	Means,

with respect to the Put, the date which is three months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day; and

with respect to the Call, the date which is twelve months after the Commencement Date, or if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day.

Multiple Exercise:	Applicable

Minimum Number of Options:	1,000,000

Maximum Number of Options:	All the Options remaining unexercised

Integral Multiple:	1,000,000

Automatic Exercise:	Applicable

In-the-Money:	Means, (i) in respect of a Call, that the Reference Price is greater than the Strike Price of the Call; and; (ii) in respect of a Put, that the Reference Price is less than the Strike Price of the Put.

Deutsche’s Telephone	Deutsche Bank AG, London Branch
Number and Telex and/or	c/o Deutsche Bank AG, New York Branch
Facsimile Number and Contact	Attn: Vivian L. Jackson
Details for purpose of Giving	60 Wall Street, Floor 14
Notice:	New York, NY 10005
Tel: 212-250-2936
vivian-l.jackson@db.com
A Facsimile number shall be provided via electronic mail promptly after the date hereof.

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact	With respect to Owens Corning,
Details for purpose of Giving	Michael Thaman
Notice:	Stephen Krull
Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Tel: (419) 248-8000
Fax: (419) 248-8445
mike.thaman@owenscorning.com
stephen.k.krull@owenscorning.com

With respect to the Trust, as provided by the Trust to Deutsche in writing on the Assignment Effective Date.

Reference Price:	Notwithstanding Section 3.4(d) of the Equity Definitions, the Reference Price will be (i) if the Exchange is the New York Stock Exchange or the American Stock Exchange, the price per Share as of the Expiration Time on the Expiration Date as reported in the official real-time price dissemination mechanism for the relevant Exchange and (ii) if the Exchange is The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or one of their respective successors), the NASDAQ Official Closing Price (NOCP) on the Expiration Date as reported in the official price determination mechanism for such Exchange.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	US Dollars

Settlement Method Election:	Not Applicable

Adjustments Applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided that none of the transactions that are expressly provided for in the Plan of Reorganization to effectuate the Plan of Reorganization shall trigger an Adjustment.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	To the extent that the Put or Call remains unexercised as of the Merger Date in respect of a Merger Event, the Transaction will be terminated as of such time and, notwithstanding anything to the contrary contained in this Confirmation, the Agreement or the Equity Definitions, neither Counterparty nor Deutsche shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date.

Share-for-Combined:	Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, if a Merger Event occurs for which the Other Consideration received by the shareholders of the Issuer includes any Excluded Consideration (as defined below), to the extent that the Put or Call remains unexercised at the closing of a Merger Event, the Transaction will be terminated as of such time and neither Counterparty nor Deutsche shall be required to make any payment or any delivery in respect of the portion of the Put or Call that has not been exercised prior to the Merger Date. “Excluded Consideration” shall mean anything other than US Dollars, New Shares or Public Securities Consideration (as defined below).

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, subject to the immediately succeeding paragraph, if a Merger Event occurs, for which the consideration received by shareholders of the Issuer includes only (a) cash and/or Public Securities Consideration (as defined below) and (b) New Shares, then (i) the Strike Price for the Put and the Call shall, effective on the Merger Date in respect of such Merger Event, be reduced by the sum of the amount of any cash and the market price of any Public Securities Consideration, as determined by the Calculation Agent, received by Counterparty in such Merger Event in respect of one Share; provided, however, that the Strike Price shall never be reduced to less than zero, and (ii) the consequences set forth above opposite Share-for-Share shall apply to that portion of the consideration that consists of New Shares as determined by the Calculation Agent. “Public Securities Consideration” shall mean any securities (other than New Shares) quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market or any other publicly traded security for which a quotation is available on TRACE or another similar pricing service, as determined by the Calculation Agent.

Notwithstanding anything herein, in the Agreement or in the Equity Definitions to the contrary, for purposes of the Put, in the event that shareholders of the Issuer are entitled to make an election with respect to the type of consideration to be received in a Share-for-Combined Merger Event of the type described in the two immediately preceding paragraphs, the consideration for each Share shall be deemed to be the per Share consideration received with respect to a plurality of the Shares in the Merger Event. In such event, Owens Corning shall provide Deutsche with prompt notice of such consideration for the Shares. For purposes of the Call, the consideration for the Shares in a Share-for-Combined Merger Event shall be deemed to be the actual consideration received by Counterparty.

Tender Offer:	Not Applicable

Composition of Combined Consideration:	Not Applicable and, notwithstanding anything to the contrary contained herein, in the Agreement or in the Equity Definitions, Section 12.5(b) of the Equity Definitions shall not be applicable.

Nationalization, Insolvency or Delisting:	Upon a Nationalization, Insolvency or Delisting Event, the Transaction shall continue as if any such event had not occurred.

Cross Default:	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Deutsche and the Trust; “Threshold Amount” shall mean (i) in respect of Deutsche, an amount equal to three percent of such party’s shareholders’ equity, determined in accordance with generally accepted accounting principles in the United States of America and (ii) in respect of the Trust, an amount equal to three percent of the excess of the Trust’s assets over its indebtedness for borrowed money, determined in accordance with generally accepted accounting principles in the United States of America; “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

Credit Event Upon Merger:	Applicable to Deutsche; provided, however, that if the resulting, surviving or transferee entity has long term, unsecured and unsubordinated indebtedness or deposits which is or are publicly rated (such rating, a “Credit Rating”) by Moody’s Investor Services, Inc. or any successor thereto (“Moody’s”), Standard and Poors Ratings Group or any successor thereto (“S&P”) or any other internationally recognized rating agency (“Other Rating Agency”), then the words “materially weaker” in line 6 of Section 5(b)(iv) of the Agreement shall mean that the Credit Rating (as defined below) of such party (or, if applicable, the Credit Support Provider of such party) shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P or, in the event that there is no Credit Rating by either Moody’s or S&P applicable to such party (or, if applicable, the Credit Support Provider of such party) but such party’s long-term indebtedness or deposits is or are rated by any Other Rating Agency, lower than a rating equivalent to the foregoing by such Other Rating Agency.

Additional Disruption Events:	No Additional Disruption Events shall apply to the Transaction or this Confirmation except a Change in Law (as defined herein). If a Change in Law occurs and either party elects to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions, then such termination shall apply to this Transaction in its entirety and may not apply solely to the Put or solely to the Call.

Insolvency Filing:	Not Applicable

Change in Law:	The definition of “Change in Law” in Section 12.9(a)(ii) of the Equity Definitions shall be amended to delete “(X)” in the sixth line thereof and to delete “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Determining Party:	Deutsche

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
3.	CONDITIONS PRECEDENT
     Each of the following shall be a condition precedent (the “Conditions Precedent”) to the effectiveness of this Transaction:
(i)	The Effective Date (as defined in the Plan of Reorganization) shall have occurred;

(ii)	The FAIR Act shall not have been enacted and become law on or before the date that is ten (10) days after the conclusion of the 109th United States Congress (the “Trigger Date”); or if the FAIR Act has been enacted and become law prior to the Trigger Date, but has been challenged in a court of competent jurisdiction on or before March 31, 2007, such challenge ultimately succeeds pursuant to a non-appealable final order of such court resulting in the FAIR Act no longer being in effect;

(iii)	Owens Corning has delivered to the Trust the 28.2 million Reserved New OCD Shares (as defined in the Plan of Reorganization) on or prior to the Outside Commencement Date, and all such Shares shall have been validly issued, fully paid, non-assessable and free and clear of all taxes, liens pre-emptive rights, rights of first refusal, subscription and similar rights except that such Shares shall be subject to put and call agreements contemplated by the Plan of Reorganization, including this Confirmation;

(iv)	The Shares shall have been publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors);

(v)	Owens Corning shall have sold 72.9 million Shares for aggregate cash proceeds of at least USD 2.187 billion; and

(vi)	The Trust has provided to Deutsche by no later than five Scheduled Trading Days following the Effective Date, (i) an executed counterpart of this Confirmation and (ii) an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Deutsche (collectively, the “Document Delivery Condition”);
If (i) this Confirmation has not been approved by the Bankruptcy Court on or prior to the entry of the Confirmation Order (as defined in the Plan of Reorganization) in respect of the Plan of Reorganization; (ii) the FAIR Act has been enacted and becomes law prior to the Trigger Date, but has not been challenged in a court of competent jurisdiction on or before March 31, 2007; or (iii) any of the above Conditions Precedent are not fulfilled prior to the Outside Commencement Date, then this Transaction shall terminate for no value and neither party shall have any rights or obligations hereunder.
4. DIVIDEND ADJUSTMENTS
     If at any time during the period from and excluding the Effective Date (as defined in the Plan of Reorganization), to and including the Expiration Date, an ex-dividend date for which a cash dividend relates (regardless of when paid by the Issuer to holders of the Shares) occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is greater than the Regular Dividend (as defined below) on a per Share basis, then the Forward Dividend Adjustment Value of the difference between the per Share cash dividend corresponding to that Ex-Dividend Date and the Regular Dividend shall be subtracted from the Put Strike Price and the Call Strike Price, effective as of such Ex-Dividend Date. “Regular Dividend” shall mean USD 0.18 per Share per quarter.
     For purposes hereof, “Forward Dividend Adjustment Value” with respect to a cash dividend paid on the Shares shall be calculated from the Ex-Dividend Date through and including the Expiration Date using an interest rate equal to the mid-market interpolated US dollar zero coupon swap rate with a maturity corresponding to the Expiration Date as determined by Deutsche.
5.	PARTIAL OR WHOLE SETTLEMENT DELAYS
     Notwithstanding any other provisions hereof, Deutsche shall not be entitled to receive Shares or any other class of voting securities of the Issuer (whether in connection with the purchase of Shares on any Settlement Date or otherwise) (i) to the extent (but only to the extent) that, after such receipt, Deutsche would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not have expired or been terminated with respect to the acquisition of Shares hereunder (the “HSR Condition”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that after such delivery (i) Deutsche would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has not been satisfied, as the case may be. If any delivery owed to Deutsche hereunder is not made, in whole or in part, as a result of this provision, the Trust’s obligation to make such delivery shall not be extinguished and the Trust shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Deutsche gives notice to the Trust that after such delivery (i) Deutsche would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares or any other class of voting securities of the Issuer or (ii) the HSR Condition has been satisfied, as the case may be. Deutsche shall pay the Strike Price to the Trust not later than the Settlement Date with respect to any Options exercised on the same basis as if the Trust made delivery of the Shares upon such exercise even if delivery of the Shares does not take place by such Settlement Date due to the applicability of this Section 5. In the event that the delivery of Shares cannot be made due to the HSR Condition not being satisfied, at the request of Deutsche, the Trust shall enter into a customary and reasonable escrow arrangement relating to the Shares compliant with the HSR Act and any other legal or regulatory requirements. Deutsche and Owens Corning (i) shall use reasonable best efforts to prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the acquisition of Shares hereunder and (ii) shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated hereunder; provided that no such actions shall be required if Deutsche determines that the acquisition of Shares hereunder would not be reasonably expected to require a filing under the HSR Act.
6. TRANSFER OR ASSIGNMENT
     Counterparty may not transfer any of its rights or obligations under this Transaction without the prior written consent of Deutsche, except for the assignment to the Trust described above. Notwithstanding anything to the contrary in the Agreement, Deutsche may transfer or assign all or any portion of its rights or obligations under this Transaction without the consent of Counterparty to either (i) any of its Affiliates or (ii) any party specified on Schedule 1 hereto with a Credit Rating (as defined herein) that is, at the time of the relevant transfer, (a) A+ or higher by S&P or (b) Aa3 or higher by Moody’s; provided, that any such transferee or assignee shall be subject to the requirements (i) to make the representation set forth in Section 7(e) hereof and (ii) to deliver any Tax forms reasonably requested by Counterparty; provided, also, that if such transferee or assignee is a Broker (as defined in 3(a)(4) of the Exchange Act) or a Dealer (as defined in 3(a)(5) of the Exchange Act), Deutsche may only transfer or assign rights or obligations under this Transaction to such transferee or assignee with the prior written consent of the Counterparty and, prior to the Assignment Effective Date, the FCR and C&D (as defined below), such consent not to be unreasonably withheld. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Deutsche’s obligations in respect of this Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty solely to the extent of any such performance.
     For purposes of the foregoing, the “Credit Rating” of a party means the rating of a party assigned by either S&P or Moody’s to such party’s long term, unsecured and unsubordinated indebtedness or deposits.
7. ADDITIONAL TERMS
     (a) Additional Termination Events: It shall constitute an Additional Termination Event where this Transaction is the sole Affected Transaction and Counterparty shall be deemed to be the sole Affected Party, if Counterparty shall have been dissolved, wound-up, liquidated or terminated or, from and after the Assignment Effective Date, in the case of the Trust, the Trust does not have any duly appointed trustees to control the exercise of the powers, authorities and discretions of the Trust.
     (b) Calculation Agent: Deutsche
     (c) Delivery of Documents:

Counterparty agrees that:

(i) Counterparty shall deliver to Deutsche, promptly following a request by Deutsche or an affiliate of Deutsche, all documents it may reasonably request relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Confirmation, all in form and substance reasonably satisfactory to Deutsche;

(ii) Owens Corning shall, on or prior to the seventh day after the Trade Date, deliver to Deutsche an opinion or opinions of counsel to the effect of the matters set forth in Exhibit A hereto, provided that such opinions may be subject to customary exceptions reasonably acceptable to Deutsche.

(iii) The Trust shall, on or prior to the Assignment Effective Date, deliver to Deutsche an opinion of counsel to the effect of the matters set forth in Exhibit B hereto, provided that such opinion may be subject to customary exceptions reasonably acceptable to Deutsche; and

(iv) From and after the Assignment Effective Date, the Trust shall promptly notify Deutsche of any change in the identity of any of the trustees of the Trust and shall deliver to Deutsche any amendment, supplement, revocation, modification or other similar document relating to the Asbestos Personal Injury Trust Agreement (as defined in the Plan of Reorganization), promptly following the execution of any such document.

(d) Representations in the Agreement; Additional Representations, Warranties and Agreements of Counterparty. Owens Corning hereby represents and warrants to Deutsche on, and agrees with Deutsche from and after, any Trade Date with respect to the Representations in the Agreement and clauses (i)(a), (i)(c), (ii), (iv)(a), (v), (vi), (viii)(a), (ix), (x), (xi), (xii)(c) and (xii)(d)(1) below and the Assignment Effective Date with respect the Representations in the Agreement and clauses (i)(b) and (i)(c) below. The Trust hereby represents and warrants to Deutsche on, and agrees with Deutsche from and after, the Assignment Effective Date with respect to the Representations in the Agreement and clauses (i)(d), (iii), (iv)(b), (v), (vi), (vii), (viii)(a), (viii)(c), (viii)(d), (ix), (x), (xi), (xii)(a), (xii)(b), (xii)(c) and (xii)(d)(ii) below.

(i) Material Nonpublic Information

(a) As of the date hereof, Owens Corning is not in possession of any material nonpublic information regarding the Issuer.

(b) On the Assignment Effective Date, Owens Corning will not be aware of any material nonpublic information regarding the Issuer.

(c) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), if requested by Deutsche, Owens Corning will promptly confirm that it is not aware of any material nonpublic information regarding the Issuer or it shall promptly publicly disclose any such material nonpublic information.

(d) On any Exercise Date under the Put (other than the Expiration Date of the Put, if Options thereunder are then exercised pursuant to Automatic Exercise), the Trust will not be aware of any material nonpublic information regarding the Issuer obtained from a source other than the Issuer.

(ii) Corporate Policy

This Transaction will not violate any corporate policy of Owens Corning or other rules or regulations of Owens Corning applicable to Counterparty, including, but not limited to, Owens Corning’s window period policy.

     (iii) Reporting Obligations
     The Trust is and will be in compliance with the Trust’s reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act with respect to the securities of Owens Corning, and the Trust will provide Deutsche with a copy of any report filed thereunder in respect of this Transaction promptly upon filing thereof; provided, however, that failure to make such filings on a timely basis will not trigger a breach of this representation as long as such failures are promptly cured (but in no event more than five Scheduled Trading Days after such reports are required to be filed).
     (iv) Legal Counsel
     (a) Owens Corning has been represented and advised by Sidley Austin LLP in connection with the review, negotiation and execution of this Confirmation.
     (b) The beneficiaries of the Trust have been represented and advised by Kaye Scholer LLP and Caplin & Drysdale, Chartered in connection with the review, negotiation and execution of this Confirmation.
     (v) Eligible Contract Participant
     Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:
     (A) it has total assets in excess of $10,000,000;
     (B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or
     (C) it has a net worth in excess of $1,000,000 and has entered into this Confirmation in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.
     (vi) Investment Company
     Counterparty is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “ICA”), or Counterparty has properly registered as an “investment company” under the ICA and, if so registered, its entry into this Confirmation does not violate the ICA.
     (vii) Trust Instrument
     The Asbestos Personal Injury Trust Agreement is governed by, and the Trust has been duly created and is validly existing and being administered under, the laws of the State of Delaware. The copy of the Asbestos Personal Injury Trust Agreement (including any amendment, supplement, form of trustee revocation or appointment or any other similar document relating thereto) provided by the Trust to Deutsche is a true, complete and correct copy of the Asbestos Personal Injury Trust Agreement.
     (viii) Representations in Agreement
     (a) For the avoidance of doubt, and without limiting any representations contained in Section 3(a)(iii) and Section 3(a)(iv) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets.
     (b) For purposes of the representations by Owens Corning on the Trade Date, Section 3(a)(ii), Section 3(a)(iv), Section 3(a)(v) and Section 3(c) of the Agreement are hereby amended by inserting the words “, subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization” prior to the semicolon or period at the end of each such clause.
     (c) Section 3(a)(iv) of the Agreement is hereby amended by inserting the words “, except such filings as may be required under the HSR Act” immediately following the words “have been complied with”.
     (d) As of the Assignment Effective Date, the Trust shall represent to the representations in section 3 of the Agreement, as amended by Section 7(d)(viii)(c) hereof.
     (ix) London Branch
     Deutsche is entering into the Agreement and this Confirmation through its London branch.
     (x) DBNY as Agent
     Each party agrees and acknowledges that (i) Deutsche Bank AG acting out of its New York branch, an affiliate of Deutsche (“DBNY”), has acted solely as agent and not as principal with respect to this Transaction and (ii) DBNY has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.
     (xi) Waiver of Jury Trial
     Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction by, among other things, the mutual waivers and certifications herein.
     (xii) Miscellaneous.
     (a) As of the Assignment Effective Date, or as promptly as practicable thereafter but in no case later than the Commencement Date, the Trust will have complied with all applicable anti-money laundering laws and regulations and the USA PATRIOT Act of 2001;
     (b) As of the Assignment Effective Date, or as promptly as practicable thereafter but in no case later than the Commencement Date, the Trust will have opened an account at Deutsche pursuant to documentation reasonably acceptable to both Deutsche and the Trust. To the extent that any of the provisions of this Transaction contradict the terms of any such documentation, the terms of this Transaction shall govern.
     (c) Each of Deutsche and Counterparty represents and warrants to the other party that:
(1) Notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees,

representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of any Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure;
(2) The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Sec. 2510-3-101.
(d) (i) Owens Corning represents and warrants to Deutsche, as of the date hereof, that it will have total assets in excess of $100 million.
(ii) The Trust represents and warrants to Deutsche, as of the Assignment Effective Date, that it will have total assets in excess of $200 million.
     (e) Tax Representations of Deutsche. For purposes of Section 3(f) of the Agreement, Deutsche makes the representations specified below:
(i) Deutsche is a corporation created or organized under the laws of Germany.
(ii) Each payment received or to be received by Deutsche in connection with the Agreement will be treated as effectively connected with the conduct of a trade or business in the United States of America by Deutsche.
(iii) Deutsche is treated as a corporation for U.S. federal tax purposes.
(iv) Deutsche shall deliver, as soon as practicable after the Trade Date and any time thereafter reasonably requested by Counterparty, an Internal Revenue Service Form W-8 ECI, and any successor forms.
     (f) Owens Corning Defaults. In addition to any remedies afforded Deutsche in connection with the Transaction, Owens Corning agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of any breach of any covenant or representation or warranty made by Owens Corning in the Agreement or this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, that Owens Corning shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Owens Corning any amounts previously expended by Owens Corning hereunder).
     Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant, agreement, obligation or representation or warranty of or by Owens Corning or the failure of Owens Corning to make any delivery required hereby shall not give rise to a right of Deutsche to terminate the Transaction or any liability to the Trust or entitle any person or entity to any damages, payments or performance from the Trust.

     Notwithstanding anything to the contrary contained in the Agreement, the Equity Definitions or this Confirmation, breach of a covenant or representation or warranty by the Trust or the failure of the Trust to make any delivery required hereby shall not give rise to any liability to Owens Corning or entitle any person or entity to any damages or payments from Owens Corning.
     (g) Delivery of Unregistered Shares. Notwithstanding Section 9.11 of the Equity Definitions, the parties hereto acknowledge and agree that the Shares to be delivered by the Trust upon exercise of the Put or Call will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or registered or qualified under any applicable state or foreign securities laws. Deutsche represents, warrants and agrees on the date hereof, on the Assignment Effective Date and on each date on which the Put or Call is exercised that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and that it will transfer the Shares delivered by the Trust upon exercise of the Put or Call only pursuant to a registration statement under the Securities Act or in a transaction exempt from registration under the Securities Act.
     (h) Corporate Restructuring Contemplated in Plan of Reorganization. The Existing Plan contemplates that, on the Effective Date, Owens Corning intends to effect a restructuring plan which would organize Owens Corning and its subsidiaries along Owens Corning’s major business lines. This restructuring plan may result in the creation of a new Delaware company to serve as the parent corporation and holding company for Owens Corning and its subsidiaries (“Holdco”). To the extent that such plan to create the Holdco structure is effected with the approval of the Bankruptcy Court, Owens Corning and Deutsche shall make appropriate modifications to this Confirmation to reflect the Holdco structure, subject to the prior written consent (such consent not to be unreasonably withheld) of the Future Claimants Representative (as defined in the Plan of Reorganization)(the “FCR”) and Caplin & Drysdale, Chartered (“C&D”), as counsel to the Official Creditors Committee Representing Holders of Asbestos Claims.
     (i) Deutsche Branch Office. Section 10(a) of the Agreement shall apply to Deutsche.
     (j) Miscellaneous.
(i) Owens Corning hereby agrees and acknowledges that: (A) Deutsche and any collateral custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any collateral custodian, is acting as agent or custodian for Deutsche in connection with this Confirmation; (B) this Confirmation is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a swap agreement, as such term is defined in Section 101(53B) of the Bankruptcy Code, qualifying for protection under Section 560 of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with this Transaction, all payments for Shares and the transfer of such Shares constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”
(ii) Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBNY. In addition, all notices, demands and communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBNY.
     (k) Consent Required for Amendments Prior to Assignment Effective Date. No amendments, modifications, alterations or waivers (except as provided in clause (i) above) shall be made hereto prior to the Assignment Effective Date without the prior written consent of the FCR and C&D.
     (l) Third Party Beneficiaries. Until the Assignment Effective Date, the FCR and C&D are intended third party beneficiaries of the Agreement and hereof and are entitled to enforce their rights and the rights of the Trust thereunder and hereunder as if they were parties thereto and hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH		REVIEWED BY:

By:	/s/Lee Frankenfeld	By:
Name:	Lee Frankenfeld
Title:	Attorney-in-Fact

By:	/s/David V. Dirvin	By:
Name:	David V. Dirvin
Title:	Attorney-in-Fact

DEUTSCHE BANK AG, NEW YORK BRANCH,
acting solely as Agent in connection with this Transaction

By:	/s/Lee Frankenfeld
Name:	Lee Frankenfeld
Title:	Director

By:	/s/David V. Dirvin
Name:	David V. Dirvin
Title:	Director

Confirmed as of the date first above written:

OWENS CORNING

By:	/s/Michael Thaman
Name:
Title:

ASBETSTOS PERSONAL INJURY TRUST

By:	/s/Dean M. Trafelet
Name: Dean M. Trafelet
Title: Managing Trustee

EXHIBIT A
FORM OF LEGAL OPINION FOR ISSUER
1. Owens Corning is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.
2. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, Owens Corning has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby. This Confirmation has been duly authorized and validly executed and delivered by Owens Corning and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, will constitute a valid and legally binding obligation of Owens Corning enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3. The execution and delivery by Owens Corning of, and, upon the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, the performance by Owens Corning of its obligations under, this Confirmation and the consummation of the transactions herein contemplated, do not conflict with or violate (x) any provision of the certificate of incorporation or by-laws of Owens Corning, (y) any order or judgment of any court or governmental agency or body having jurisdiction over Owens Corning or any of Owens Corning’s assets or (z) any material contractual restriction binding on or affecting Owens Corning or any of its assets.
4. Subject to the entry by the Bankruptcy Court of the Confirmation Order and the occurrence of the Effective Date of the Plan of Reorganization, all governmental and other consents that are required to have been obtained by Owens Corning with respect to performance, execution and delivery of this Confirmation will have been obtained and will be in full force and effect and all conditions of any such consents will have been complied with, other than such consents which, if not obtained, will not individually or in the aggregate have a material adverse effect on Owens Corning or on the ability of Owens Corning to complete the transactions contemplated by this Confirmation.

EXHIBIT B
FORM OF LEGAL OPINION FOR TRUST
1. The Trust is duly organized and validly existing as a Delaware statutory trust in good standing under the laws of Delaware.
2. The Trust has all trust power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Shares in accordance with the terms hereof. This Confirmation has been duly authorized and validly executed and delivered by the Trust and constitutes a valid and legally binding obligation of the Trust enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other laws affecting creditors generally from time to time in effect and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SCHEDULE 1
LIST OF PERMISSIBLE DEUTSCHE TRANSFEREES/ASSIGNEES
1.	Bank of America, N.A.

2.	Bear Stearns International Limited; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by The Bear Stearns Companies Inc. in a form acceptable to the Trust.

3.	Lehman Brothers OTC Derivatives Inc.; provided, however, that such entity is a permissible transferee only if its obligations are guaranteed, prior to any transfer or assignment, by Lehman Brothers Holdings Inc. in a form acceptable to the Trust.

4.	JPMorgan Chase Bank, N.A.